CNL Strategic Capital, LLC S-1/A

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-253295) and related Prospectus of CNL Strategic Capital, LLC for the registration of up to $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2021, with respect to the consolidated financial statements of CNL Strategic Capital, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

September 17, 2021